Exhibit 99.1

NEWS RELEASE Contact: Greg Hoffer, Vice President Phone Number: (210)308-8267 http://www.globalscape.com/company/contact.aspx

GlobalSCAPE File Express Solution Announced

SAN ANTONIO, TEXAS, November 12, 2008 – GlobalSCAPE, Inc. (AMEX: GSB), today announced the development of GlobalSCAPE File Express. GlobalSCAPE File Express is a powerful, next-generation file transfer that integrates seamlessly into Microsoft Outlook. “We developed GlobalSCAPE File Express in response to high customer demand for a file transfer solution that optimizes their corporate e-mail infrastructure investments,” stated Greg Hoffer, GlobalSCAPE Vice President of New Products.

GlobalSCAPE File Express, expected to be generally available in December, continues GlobalSCAPE’s tradition of delivering easy-to-use, secure solutions. End users can seamlessly connect with customers, partners, and suppliers using the Outlook plug-in. “GlobalSCAPE File Express transparently plugs into MS Outlook and provides fast, secure movement of large e-mail attachments. Customers therefore will be able to improve end-user productivity without sacrificing security or increasing IT workload,” Hoffer added.

Because there are no extra clicks or training, GlobalSCAPE File Express customers will be up and running very quickly, unlike users of competing solutions that typically require training, tedious installations, or changes to workflow. While Hoffer declined to comment on specific plans for future versions of GlobalSCAPE File Express, he did indicate that GlobalSCAPE plans to continue development of GlobalSCAPE File Express for other e-mail solutions. “This release allows GlobalSCAPE to directly support customers using Microsoft Outlook, which comes bundled in the MS Office Suite used in so many businesses and home offices,” Hoffer noted. “As leaders in secure file transfers since 1996, we recognize that there are other areas in which GlobalSCAPE File Express can be applied. We will consider those areas for inclusion in future releases.”

GlobalSCAPE File Express builds on technology GlobalSCAPE developed for prior secure file transfer products, including CuteFTP® and Secure FTP Server®. The newly announced solution provides an on-premises alternative to these products and allows central policy enforcement driven by IT administrators. GlobalSCAPE File Express also provides a single point of accountability and auditing for attachments sent from Microsoft Outlook.

About GlobalSCAPE

GlobalSCAPE, Inc. (AMEX: GSB), headquartered in San Antonio, TX, provides managed file transfer (MFT) products to securely exchange critical information over public networks. Since the release of CuteFTP in 1996, GlobalSCAPE’s products have continued to evolve to meet the business and technology needs of an increasingly interconnected global marketplace. For more information about GlobalSCAPE’s products, visit www.globalscape.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “would,” “exceed,” “should,” “anticipates,” believe,” “steady,” “dramatic,” and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s Annual Report on Form 10-K for the 2007 calendar year, as amended by Form 10-K/A Number 1 filed with the Security Exchange Commission on August 28, 2008.